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                             STOCK OPTION AGREEMENT


        STOCK OPTION AGREEMENT ("Option Agreement"), dated as of September 20, 2000, between Glacier Bancorp, Inc., a Delaware corporation ("Grantee"), and WesterFed Financial Corporation, Inc., a Delaware corporation ("Issuer").

                                    RECITALS

        A. Grantee and Issuer have entered into a Plan and Agreement of Merger (the "Merger Agreement") on even date herewith;

        B. As an inducement to Grantee to enter into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

        C. The Board of Directors of Issuer has approved this Option Agreement, the grant of the Option and the Merger Agreement.

                                    AGREEMENT

        In consideration of the mutual promises set forth below and in the Merger Agreement, the parties agree as follows:

                                    SECTION 1
                                     OPTION

        1.1 Option Grant. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms in this Agreement, up to an aggregate of 809,835 shares of the fully paid and nonassessable shares of the common stock, par value $0.01 per share, of Issuer ("Common Stock") representing 19.9% of the outstanding stock of the Issuer without giving effect to shares subject to or to be issued pursuant to this Option Agreement, at a price per share (the "Option Price") equal to the average of last reported sale prices per share of Common Stock as reported on the NASDAQ National Market on September 18 and September 19, 2000.

        1.2 Adjustment of Exercise Price. If Issuer issues or agrees to issue any shares of Common Stock (other than shares of Common Stock issued pursuant to stock options granted pursuant to any employee benefit plan prior to the date hereof) at a price less than such average price per share (as adjusted pursuant to subsection 5.2), the Option price will be equal to such lesser price (in which case such price, as adjusted, will be the Option Price).

        1.3 Shares Subject to the Option.

                1.3.1 In no event will the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock immediately prior to such exercise without giving effect to any shares subject or issued pursuant to the Option. The


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number of shares of Common Stock that may be received upon the exercise of the
Option and the Option Price are subject to adjustment under this Option
Agreement.

        1.3.2 If any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to (i) this Option Agreement or (ii) an event described in Section 5 hereof), the number of shares of Common Stock subject to the Option will be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l.3 or elsewhere in this Option Agreement will be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

                                    SECTION 2
                                TRIGGERING EVENTS

        2.1 Definitions. For purposes of this Option Agreement, the following terms will have the meanings set forth below:

                (a) "Acquisition Transaction" means (i) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (defined below), (ii) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary. Notwithstanding clause (i) above, the term "Acquisition Transaction" does not include any mergers, consolidations or similar transactions entered into without violating any of the terms of the Merger Agreement and (x) involving solely Issuer and/or one or more wholly-owned (except for directors' qualifying shares and a de minimis number of other shares) Subsidiaries of the Issuer, or (y) in which the stockholders of Issuer immediately prior to the completion of such transaction own at least 80% of the Common Stock of the Issuer (or the resulting or surviving entity in such transaction) immediately after completion of such transaction.

                (b) "Holder" means any holder or holders of the Option.

                (c) "Initial Triggering Event" means any of the following events or transactions occurring on or after the date hereof:

                        (i) Issuer or any Significant Subsidiary (an "Issuer Subsidiary"), without having received Grantee's prior written consent, enters into an agreement to engage in an Acquisition Transaction with any person other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") recommends that the stockholders of Issuer approve or accept any Acquisition Transaction other than the Merger.

                        (ii) Any person other than the Grantee or any Grantee Subsidiary acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this


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Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

                        (iii) The stockholders of Issuer vote and fail to adopt the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting is not held or is cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting is not held or is cancelled, prior to such termination), it is publicly announced that any person (other than Grantee or any of its Subsidiaries) has made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

                        (iv) (x) The Issuer Board withdraws or modifies (or publicly announces its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement, (y) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, authorizes, recommends, proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or (z) Issuer provides information to or engages in negotiations or discussions with a third party relating to a possible Acquisition Transaction.

                        (v) Any person other than Grantee or any Grantee Subsidiary has made a proposal to Issuer or its stockholders to engage in an Acquisition Transaction and such proposal has been publicly announced;

                        (vi) Any person other than Grantee or any Grantee Subsidiary has filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

                        (vii) Issuer willfully breaches any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee is entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

                        (viii) Any person other than Grantee or any Grantee Subsidiary (other than in connection with a transaction to which Grantee has given its prior written consent) has filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank or thrift regulatory or antitrust authority, and the application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

                (d) "Person" has the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder.


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                (e) "Significant Subsidiary" has the meaning assigned thereto in
Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange
Commission (the "SEC").

                (f) "Subsequent Triggering Event" means any of the following events or transactions occurring after the date hereof:

                        (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

                        (ii) The occurrence of the Initial Triggering Event described in clause 2.1(c)(i) except that if the Triggering Event is based upon an Acquisition Transaction described in clause 2.1(a)(iii), then the percentage referred to in clause 2.1(a)(iii) will be 25%.

                (g) "Exercise Termination Event" means any of (i) the Effective Date of the Merger; (ii) termination of the Merger Agreement before an Initial Triggering Event except a termination by Grantee pursuant to subsection 7.2.2 (solely on the account of a willful breach by Issuer) or subsection 7.2.4 of the Merger Agreement (each, a "Listed Termination"); (iii) the passage of fifteen
(15) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows an Initial Triggering Event or a Listed Termination, (iv) the date on which the stockholders of the Grantee have voted and failed to adopt the Merger Agreement (unless (A) Issuer is then in material breach of its covenants or agreements contained in the Merger Agreement or (B) on or prior to such date, the stockholders of Issuer have also voted and failed to approve and adopt the Merger Agreement), or (v) upon a termination of this Option Agreement as provided in subsection 2.2.2.

        2.2 Exercise of Option.

                2.2.1 Triggering Events. The Holder may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event and a Subsequent Triggering Event have occurred before an Exercise Termination Event, provided that the Holder must have sent the written notice of such exercise (as provided in clause 2.2.3) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10).

                2.2.2 Limitations on Exercise. Notwithstanding anything to the contrary (a) the Option may not be exercised at any time when Grantee is in willful breach of the Merger Agreement giving Issuer the right to terminate pursuant to subsection 7.2.3 of the Merger Agreement or at any time when Issuer has a right to terminate the Merger Agreement pursuant to subsection 7.2.5, and
(b) this Option Agreement will automatically terminate upon (i) the proper termination of the Merger Agreement by Issuer pursuant to subsection 7.2.3 thereof as a result of the willful breach by Grantee of the Merger Agreement, by Issuer pursuant to subsection 7.2.5 of the Merger Agreement or by Issuer or Grantee pursuant to subsection 7.2.1 of the Merger Agreement, or (ii) the acceptance by the Grantee of the $4.5 million liquidated damages from Issuer pursuant to subsection 7.4.1 of the Merger Agreement.

                2.2.3 Notice of Triggering Event. Issuer will notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer is not a condition to the right of the Holder to exercise the Option.


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                2.2.4 Notice of Exercise. If Holder is entitled to and wishes to exercise the Option (or any portion thereof), it will send to Issuer a written notice (the date of which is the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder will promptly file the required notice or application for approval, will promptly notify Issuer of such filing, and will expeditiously process the same and the period of time that otherwise would run pursuant to this sentence will run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option will be deemed to occur on the Notice Date relating to that exercise.

                2.2.5 Closing. At the closing referred to in subsection 2.2.4, the Holder will (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Option Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Option Agreement will not preclude the Holder from exercising the Option.

                2.2.6 Delivery of Certificates.

                        (a) At the closing, simultaneously with the delivery of immediately available funds as provided in subsection 2.2.5, Issuer will deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option is exercised in part only, a new Option evidencing the rights of the Holder to purchase the balance of the shares purchasable hereunder.

                        (b) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that reads substantially as follows:

        The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.

                        (c) The reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Holder has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act. The reference to the provisions of this Option Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in


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compliance with the provisions of this Option Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder. The legend will be removed in its entirety if the conditions in the preceding two sentences are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                2.2.7 Rights of Holder. Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection
2.2.4 and the tender of the applicable purchase price in immediately available funds, the Holder will be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer are then closed or that certificates representing such shares of Common Stock have not then actually been delivered to the Holder. Issuer will pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

                                    SECTION 3
                               COVENANTS OF ISSUER

        Issuer agrees:

                (a) that it will at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;

                (b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed by Issuer under this Option Agreement;

                (c) promptly to take all action as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (ii) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal thrift or banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and

                (d) promptly to take all action provided herein to protect the rights of the Holder against dilution.


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                                    SECTION 4
                       EXCHANGE OR REPLACEMENT OF OPTIONS

        This Option Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Option Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Option Agreement" and "Option" include any Agreements and related Options for which this Option Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Option Agreement, if mutilated, Issuer will execute and deliver a new Option Agreement of like tenor and date. Any such new Option Agreement executed and delivered will constitute an additional contractual obligation on the part of Issuer, whether or not the Option Agreement so lost, stolen, destroyed or mutilated is at any time enforceable by anyone.

                                    SECTION 5
                           ADJUSTMENT OF OPTION SHARES

        5.1 Adjustment of Number of Shares. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Option Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price are subject to adjustment from time to time as provided in this subsection 5.1. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise of the Option will be appropriately adjusted and proper provision will be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option will be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock issued and outstanding immediately prior to such issuance.

        5.2 Adjustment of Exercise Price. Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in subsection 5.1, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which is equal to the number of shares of Common Stock purchasable after the adjustment.


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                                    SECTION 6
                          REGISTRATION OF OPTION SHARES

        6.1 Registration. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer will, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and will use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee will have the right to demand two such registrations. The Issuer will bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto).

        6.2 Limitation on Registration Rights. Notwithstanding subsection 6.1, if, at the time of any request by Grantee for registration of Option Shares as provided in subsection 6.1, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided,

                (a) that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder must constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and

                (b) that if such reduction occurs, then Issuer will file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 will be permitted or occur and the Holder will thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Notwithstanding anything to the contrary contained herein, in no event will the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there is more than one Holder as a result of any assignment or division of this Option Agreement.

        6.3 Information from Holder. Each Holder will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating


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itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer.

        6.4 Notice to Other Parties. Upon receiving any request under this
Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

                                    SECTION 7
                                REPURCHASE EVENTS

        7.1 Definitions. For purposes of the Option Agreement, the following terms will have the meanings set forth below:

                (a) "Option Repurchase Price" means to the amount by which (i) the market/offer price exceeds (ii) the Option Price, multiplied by the number of shares for which this Option may then be exercised.

                (b) "Repurchase Event" means the occurrence of any of the following events or transactions after the date of this Option Agreement:

                        (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

                        (ii) the consummation of any Acquisition Transaction described in subsection 2.1(a) hereof, except that the percentage referred to in clause (iii) will be 50%.

                (c) "Option Share Repurchase Price" means the market/offer price multiplied by the number of Option Shares designated by the Holder in any repurchase request.

                (d) "Market/offer price" means the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash will be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

        7.2 Repurchase Request. At any time after a Repurchase Event (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) will repurchase the Option from the Holder at the


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Option Repurchase Price and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) will repurchase the number of the Option Shares from the Owner as the Owner designates at the Option Share Repurchase Price.

        7.3 Surrender of Option for Repurchase. The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Option Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer will deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

        7.4 Legal Restrictions on Repurchases.

                7.4.1 To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer will immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited. Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase.

                7.4.2 If Issuer at any time after delivery of a notice of repurchase pursuant to subsection 7.3 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full, the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition.

                7.4.3 In the event of a partial repurchase under clause 7.4.2, Issuer will promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise


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Termination Event has occurred prior to the date of the notice by Issuer described in clause 7.4.1, or is scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder will nonetheless have the right to exercise the Option until the expiration of such 30-day period.

                                    SECTION 8
                           CHANGE IN CONTROL OF ISSUER

        8.1 Definitions. For the purposes of this Option Agreement, the following terms have the meanings indicated:

                (a) "Acquiring Corporation" means (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

                (b) "Substitute Common Stock" means the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                (c) "Assigned Value" means the market/offer price, as defined in subsection 7.1(d).

                (d) "Average Price" means the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price will be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

                (e) "Change of Control Agreement" means an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer is not the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer is the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock will be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock will after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or
(iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary.

        8.2 Substitute Options.

                8.2.1 If before an Exercise Termination Event, Issuer enters into a Change of Control Agreement then, the Change of Control Agreement will make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth in this Option Agreement, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (i) the Acquiring Corporation (as hereinafter defined) or (ii) any person that controls the Acquiring Corporation.

                8.2.2 The Substitute Option will have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms will be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option will also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement will be applicable to the Substitute Option.

                8.2.3 The Substitute Option will be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in subsection 8.2.1, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock will then be equal to the Option Price multiplied by a fraction, the numerator of which will be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in subsection 8.2.1 and the denominator of which will be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

                8.2.4 In no event, pursuant to any of the foregoing paragraphs, will the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding immediately prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding immediately prior to exercise but for this clause 8.2.4, the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value will be determined by a nationally recognized investment banking firm selected by the Holder.

        8.3 Requirements for Change in Control Agreement. Issuer will not enter into any Change of Control Agreement unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

                                    SECTION 9
                   REPURCHASE OF SUBSTITUTE OPTIONS OR SHARES

        9.1 Definitions. For the purposes of this Option Agreement, the following terms have the meanings indicated:

                (a) "Highest Closing Price" means the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

                (b) "Substitute Option Repurchase Price" means the amount by which the Highest Closing Price exceeds the exercise price of the Substitute Option multiplied by its number of shares of Substitute Common Stock for which the Substitute Option may then be exercised.

                (c) "Substitute Share Repurchase Price" means the Highest Closing Price multiplied by the number of shares designated by the Substitute Share Option.

        9.2 Repurchase. At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") will repurchase the Substitute Option from the Substitute Option Holder at the Substitute Option Repurchase Price, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at the Substitute Share Repurchase Price.

        9.3 Exercise of Repurchase Rights. The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer will deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

        9.4 Limitations on Repurchase.

                9.4.1 To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer will immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the

Substitute Option Issuer is no longer so prohibited. Substitute Option Issuer will use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase.

                9.4.2 If the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection 9.3 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full, the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition.

                9.4.3 In the event of a partial repurchase under subsection 9.4.2, the Substitute Option Issuer will promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event has occurred prior to the date of the notice by the Substitute Option Issuer described in subsection 9.3, or is scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder will nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

                                   SECTION 10
                          EXTENSION OF EXERCISE PERIODS

        The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 15 will be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under
Section 16(b) of the 1934 Act by reason of such exercise.

                                   SECTION 11
                            ISSUER'S REPRESENTATIONS

        Issuer hereby represents to Grantee as follows:

        11.1 Issuer has full corporate power and authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Option Agreement or to consummate the transactions so contemplated. This Option Agreement has been duly and validly executed and delivered by Issuer.

        11.2 This Option Agreement, and the transactions contemplated by it are not subject to the requirements of any "moratorium," "control share", "fair price", "affiliate transactions", "business combination" or other antitakeover laws and regulations of any state applicable to Issuer. The provisions of Article "Eighth" of Issuer's certificate of incorporation do not apply to the entering into of this Option Agreement and the transactions contemplated hereby.

        11.3 Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Option Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

                                   SECTION 12
                           LIMITS ON OPTION VALUE AND
                               SURRENDER OF OPTION

        12.1 Definitions.

                12.1.1 "Total Profit" means the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii)
(x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which Option Shares are converted or exchanged) to any unaffiliated party (but specifically excluding any amounts in excess of the market value thereof on the date purchased by Grantee), less
(y) the Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

                12.1.2 "Notional Total Profit" means, with respect to any number of shares as to which Grantee may propose to exercise this Option, the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

                12.1.3 "Surrender Price" means an amount equal to $4.5 million
(i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

        12.2 Limitations.

                12.2.1 Notwithstanding any other provision of this Option Agreement, in no event will the Grantee's Total Profit exceed $4.5 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, will either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit does not exceed $4.5 million after taking into account the foregoing actions.

                12.2.2 Notwithstanding any other provision of this Option Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit of more than $4.5 million; provided that nothing in this sentence will restrict any exercise of the Option permitted hereby on any subsequent date.

        12.3 Surrender of Option.

                12.3.1 Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), surrender the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, however, that Grantee may not exercise its rights pursuant to this subsection 12.3 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7.

                12.3.2 Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this subsection 12.3.1 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating
(i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 12 and (ii) accept the Surrender Price. The Surrender Price will be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

                12.3.3 To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer will immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to subsection 12.3.2 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer will (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same, and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Event will be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this subsection 12.3 (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this subsection 12.3.

                                   SECTION 13
                                  MISCELLANEOUS

        13.1 Assignment. Neither of the parties to this Option Agreement may assign any of its rights or obligations under this Option Agreement or the Option to any other person, without the express written consent of the other party, except that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the Federal Reserve Board or other applicable regulatory authority has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board or other applicable regulatory authority.

        13.2 Best Efforts. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Option Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA, to the extent required, for approval to acquire the shares issuable hereunder, but Grantee will not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

        13.3 Equitable Relief. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Option Agreement by either party hereto and that the obligations of the parties hereto will be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

        13.4 Severance. If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement will remain in full force and effect, and will in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to
Section 7, the full number of shares of Common Stock provided in subsection 1.1 hereof (as adjusted pursuant to Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

        13.5 Notices. All notices, requests, claims, demands and other communications hereunder will be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

        13.6 Governing Law. This Option Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law are applicable).

        13.7 Counterparts. This Option Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

        13.8 Expenses. Except as otherwise expressly provided herein, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

        13.9 Entire Agreement. Except as otherwise expressly provided herein or in the Merger Agreement, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Option Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

        13.10 Capitalized Terms. Capitalized terms used in this Option Agreement and not defined herein will have the meanings assigned thereto in the Merger Agreement.

        Each of the parties has caused this Option Agreement to be executed on its behalf by its officer thereunto duly authorized, all as of the date first above written.

                                            GLACIER BANCORP, INC.



                                            By
                                               ---------------------------------
                                            Name:  Michael J. Blodnick
                                            Title: Chief Executive Officer



                                            WESTERFED FINANCIAL CORPORATION



                                            By
                                               ---------------------------------
                                            Name: Ralph K. Holliday
                                            Title: Chief Executive Officer